Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Skyline Champion Corporation for the registration of its common stock and to the incorporation by reference therein of our report dated June 8, 2018, with respect to the consolidated financial statements of Champion Enterprises Holdings, LLC and subsidiaries, included in Skyline Champion Corporation’s Current Report on Form 8-K/A dated June 14, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Detroit, Michigan

July 13, 2018